Exhibit 10.1

COFORGE

Employee Stock Option Plan 2005

(Erstwhile NIIT Technologies Employees Stock Option Plan 2005)

Page 1 of 16	ESOP 2005 Document Date: August 2005 Updated as on February 20, 2020

Table of Contents

1.	NAME, OBJECTIVE AND TERM OF THE PLAN	3

2.	DEFINITIONS AND INTERPRETATION	3

3.	AUTHORITY AND CEILING	8

4.	ADMINISTRATION	8

5.	ELIGIBILITY AND APPLICABILITY	9

6.	VESTING	10

7.	EXERCISE	10

8.	OTHER TERMS AND CONDITIONS	12

9.	ACCOUNTING POLICIES	12

10.	DEDUCTION OF TAX	12

11.	AUTHORITY TO VARY TERMS	13

12.	MISCELLANEOUS	13

13.	NOTICES	14

14.	GOVERNING LAW AND JURISDICTION	15

15.	INCOME TAX RULES	15

16.	ADDENDUM 1	15

17.	ADDENDUM 2	16

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1.	Name, Objective and Term of the Plan

1.1	This Plan shall be called “ESOP 2005”.

1.2	The objective of ESOP 2005 is to provide an incentive to attract, retain and reward Employees performing Services for the Company and motivating such Employees to contribute to the growth and profitability of the Company.

1.3	The ESOP 2005 is established as per the approval granted by the shareholders by a special resolution through postal ballot on May 18, 2005 and shall continue to be in force until the date on which all of the options available for issuance as per the approval granted by the shareholders have been vested and exercised.

1.4	The Board / Compensation Committee / shareholders may, subject to compliance with Applicable Laws, at any time alter, amend, suspend or terminate ESOP 2005.

2.	Definitions and Interpretation

2.1 Definitions

The terms defined in this ESOP 2005 shall for the purposes of this ESOP 2005, have the meanings herein specified and terms not defined in this ESOP 2005 shall have the meanings as defined in the SEBI Act, 1992, the Securities Contracts (Regulation) Act, 1956, the Companies Act, 2013, the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2018 and the SEBI (Share Based Employee Benefits) Regulations, 2014, or in any statutory modifications or re-enactments thereof, as the case may be.

i.	“Agreement” means the Employee Stock Option Agreement between the Company and the Option Grantee evidencing the terms and conditions of an individual Employee Stock Option. The Agreement is subject to the conditions of ESOP 2005.

ii.	“Applicable Law” means the legal requirements relating to Employee Stock Options, including, without limitation, the Companies Act, 2013, the SEBI Act, the SEBI Guidelines and all relevant tax, securities, foreign exchange control regulations or corporate laws of India, or of any other relevant jurisdiction or of any stock exchange(s) on which the shares are listed or quoted.

iii.	“Board” means the Board of Directors of the Company.

iv.	“Companies Act” means The Companies Act, 2013 and includes any statutory modifications or re-enactments thereof.

v.	“Company” means Coforge Limited (Erstwhile NIIT Technologies Limited)

vi.	“Compensation Committee” means Nomination and Remuneration Committee of the Company as reconstituted by the Board comprising of such members of the Board as required under Section 178 of the Companies Act and the Securities and Exchange Board of India(Listing Obligations and Disclosure Requirements) Regulations, 2015 as amended.

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vii.	“Control” shall have the same meaning as defined under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011;

viii.	“Director” means a member of the Board of the Company.

ix.	“Eligibility Criteria” means the criteria as may be determined from time to time by the Compensation Committee for granting the Employee Stock Options to the Employees.

x.	“Employee” means such persons who are eligible under the SEBI Guidelines including directors, whether whole-time or otherwise, (but excluding promoters and Independent Directors) of the Company and of its holding and/or subsidiary company(ies). As per the SEBI Guidelines in force as on date of the shareholders’ approval the following category of persons are entitled to options under ESOP 2005:

a)	Permanent employees of the Company and of its holding and/or subsidiary company (ies), whether working in India or out of India; and

b)	Directors, whether whole time director or not, of the Company, and of its holding and/or subsidiary company (ies), whether working in India or out of India.

The following category of persons are excluded under ESOP 2005:

a.	An employee who is a promoter or belongs to the promoter group;

b.	A director who either by himself or through his relatives or through any body corporate, directly or indirectly, holds more than 10% of the outstanding Shares of the Company.

An Employee shall continue to be an Employee during the period of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.

xi.	“Employee Stock Option” or “Option” means the option granted to an Employee, which gives such Employee the right to purchase or subscribe at a future date the shares underlying the option at a pre-determined price.

xii.	“Exercise” means making of an application by the employee to the Company for issue of shares against the option vested in him in terms of ESOP 2005.

xiii.	“Exercise Period” means such time period after vesting within which the Employee should exercise the options vested in him in pursuance of ESOP 2005.

xiv.	“Exercise Price” means the price payable by an Employee for exercising the Option granted to him in pursuance of ESOP 2005.

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xv.	“Face Value of the share of the Company” means par value of the share as per the Companies Act.

xvi.	“Grant” means issue of Options to the Employees under ESOP 2005.

xvii.	“Grant date” means the date on which the compensation committee approves the grant;

xviii.	“Group” means two or more companies which, directly or indirectly, are in a position to-,

(i)	exercise twenty-six per cent. or more of the voting rights in the other company; or

(ii)	appoint more than fifty per cent. of the members of the board of directors in the other company; or

(iii)	control the management or affairs of the other company;

xix.	“Independent Director” means a non-executive director, other than a nominee director of the listed entity:

(i)	who, in the opinion of the board of directors, is a person of integrity and possesses relevant expertise and experience;

(ii)	who is or was not a promoter of the listed entity or its holding, subsidiary or associate company or member of the promoter group of the listed entity;

(iii)	who is not related to promoters or directors in the listed entity, its holding, subsidiary or associate company;

(iv)	who, apart from receiving director's remuneration, has or had no material pecuniary relationship with the listed entity, its holding, subsidiary or associate company, or their promoters, or directors, during the two immediately preceding financial years or during the current financial year;

(v)	none of whose relatives has or had pecuniary relationship or transaction with the listed entity, its holding, subsidiary or associate company, or their promoters, or directors, amounting to two per cent. or more of its gross turnover or total income or fifty lakh rupees or such higher amount as may be prescribed from time to time, whichever is lower, during the two immediately preceding financial years or during the current financial year;

(vi)	who, neither himself, nor whose relative(s) –

(A)	holds or has held the position of a key managerial personnel or is or has been an employee of the listed entity or its holding, subsidiary or associate company in any of the three financial years immediately preceding the financial year in which he is proposed to be appointed;

(B)	is or has been an employee or proprietor or a partner, in any of the three financial years immediately preceding the financial year in which he is proposed to be appointed, of –

(1)	a firm of auditors or company secretaries in practice or cost auditors of the listed entity or its holding, subsidiary or associate company; or

(2)	any legal or a consulting firm that has or had any transaction with the listed entity, its holding, subsidiary or associate company amounting to ten per cent or more of the gross turnover of such firm;

(C)	holds together with his relatives two per cent or more of the total voting power of the listed entity; or

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(D)	is a chief executive or director, by whatever name called, of any nonprofit organization that receives twenty-five per cent or more of its receipts or corpus from the listed entity, any of its promoters, directors or its holding, subsidiary or associate company or that holds two per cent or more of the total voting power of the listed entity;

(E)	is a material supplier, service provider or customer or a lessor or lessee of the listed entity;

(vii)	who is not less than 21 years of age.

(viii)	who is not a non-independent director of another company on the board of which any non-independent director of the listed entity is an independent director:

xx.	“Key Managerial Personnel” shall have the same meaning as defined under section 2(51) of the Companies Act;

xxi.	“Market price” means the latest available closing price on a Recognized Stock Exchange on which the shares of the company are listed on the date immediately prior to the relevant date.

Explanation. - If such shares are listed on more than one stock exchange, then the closing price on the stock exchange having higher trading volume shall be considered as the market price;

xxii.	“Option Grantee” means an Employee having a right but not an obligation to exercise an Employee Stock Option in pursuance of ESOP 2005.

xxiii.	“Permanent Incapacity” means any disability of whatsoever nature - be it physical, mental or otherwise, which incapacitates or prevents or handicaps an Employee from performing any specific job, work or task which the said Employee was capable of performing immediately before such disablement, as determined by the Compensation Committee based on a certificate of a medical expert identified by such Committee.

xxiv.	“Promoter” means such persons as defined under the SEBI Guidelines.

xxv.	“Promoter Group” means such persons as defined under the SEBI Guidelines..

xxvi.	“Recognized Stock Exchange” means BSE Limited; National Stock Exchange or any other Stock Exchange in India on which the Company’s Shares are listed or to be listed.

xxvii.	“Register” means the Register of Option Grantees maintained by the Company.

xxviii.	“Relative” shall have the same meaning as defined under section 2(77) of the Companies Act;

xxix.	“Relevant date” means, -

(i)	in the case of grant, the date of the meeting of the compensation committee on which the grant is made; or

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(ii)	in the case of exercise, the date on which the notice of exercise is given to the company or to the trust by the employee;

xxx.	“Retirement” means retirement as per the rules of the Company.

xxxi.	“Scheme / Plan / ESOP 2005” means this Employee Stock Option Plan 2005 under which the Company is authorized to grant Employee Stock Options to the Employees.

xxxii.	“SEBI Act” means the Securities & Exchange Board of India Act, 1992 as amended, and includes all regulations and clarifications issued there under.

xxxiii.	“SEBI Guidelines” means the Securities and Exchange Board of India (Share Based Employee Benefits) Regulations, 2014 as amended and includes all regulations and clarifications issued there under.

xxxiv.	“Share” means equity share and securities convertible into equity shares and shall include American Depository Receipts (ADRs), Global Depository Receipts (GDRs) or other depository receipts representing underlying equity shares or securities convertible into equity shares.

xxxv.	“Subsidiary company” or “Subsidiary” includes any present or future subsidiary company of the Company, as defined in Section 4 of the Companies Act.

xxxvi.	“Vesting” means the process by which the employee becomes entitled to receive the benefit of a grant made to him under any of the schemes;

xxxvii.	“Vesting Period” means the period during which the Employee Stock Option granted shall vest in the Employee, in pursuance of the ESOP 2005 takes place.

xxxviii.	“Vested Option” means an Option in respect of which the relevant Vesting conditions have been satisfied and the Option Grantee has become eligible to exercise the Option.

xxxix.	“Unvested Option” means an Option in respect of which the vesting period has not lapsed and relevant Vesting conditions have not been satisfied and as such, the Option Grantee has not become eligible to exercise the Option.

2.2 Interpretation

In this Plan, unless the contrary intention appears:

i.	The clause headings are inserted for ease of reference only and are not intended to be part of or to effect the meaning or interpretation;

ii.	A reference to a clause number includes a reference to its sub-clauses;

iii.	Words in singular include the plural and vice versa;

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iv.	Words importing a gender include the other gender;

v.	A reference to a Schedule includes a reference to any part of that Schedule which is incorporated by reference.

3.	Authority and Ceiling

3.1	A Special Resolution has been passed by the shareholders of the Company through postal ballot on May 18, 2005 authorizing the Board / Compensation Committee to issue 3,850,000 Employee Stock Options to Employees. Each option is exercisable for one (1) equity share or security convertible to one (1) equity share of face value of Rs. 10/- each fully paid up on payment to the Company for such shares at a price to be determined in accordance with ESOP 2005.

A special resolution has been passed by the shareholders of the Company authorizing the Board / Compensation Committee to issue additional Nine Lakhs (9,00,000) Employee Stock Options to Employees. Each option is exercisable for one (1) equity share or security convertible to one (1) equity share of face value of Rs. 10/- each fully paid up on payment to the Company for such shares at a price to be determined in accordance with ESOP 2005.

3.2	The maximum number of options that may be granted to any specific Employee under the ESOP 2005 shall be in accordance with the applicable SEBI Guidelines and the Companies Act.

3.3	If an Employee Stock Option expires or becomes unexercisable without having been exercised in full, such options, which were subject thereto, would be available to the Compensation Committee for being re-granted at a future date.

3.4	Where Shares are issued consequent upon exercise of an Employee Stock Option under the ESOP 2005 the upper limit on the number of Shares referred to in Clause 3.1 above will stand reduced to the extent of such Shares issued.

4. Administration

4.1	The ESOP 2005 shall be administered by the Compensation Committee. All questions of interpretation of the ESOP 2005 or any Employee Stock Option shall be determined by the Compensation Committee and such determination shall be final and binding upon all persons having an interest in the ESOP 2005.

4.2	The Compensation Committee shall in accordance with this Plan and Applicable Laws determine, including but not limited to, the following for each grant:

i.	The quantum of Employee Stock Options to be granted under the ESOP 2005 to each Employee, subject to the ceiling as specified in Para 3.1;

ii.	The Eligibility Criteria

iii.	The exercise price

iv.	The exercise period

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v.	The vesting period

vi.	Time periods within which an employee shall exercise the vested options in the event of termination or resignation of an employee

vii.	Right of an eligible employee to exercise all options vested in him at one time or at various points of time within the exercise period

viii.	Conditions under which options vested in employees may lapse in case of termination of employment for misconduct or otherwise

ix.	The procedure for making a fair and reasonable adjustment to the number of options and / or exercise price in case of a corporate action such as stock split / consolidation, rights issues, bonus issues, merger, sale of division and others, to ensure that the option holders are compensated appropriately in case of any diminution in the value of their stock options as a result of such corporate action, in accordance with the SEBI guidelines.

x.	The procedure and terms for the Grant, Vesting and Exercise of Employee Stock Option in case of Employees who are on long leave;

xi.	The lock-in period, if any, for the shares issued upon Exercise of Options

xii.	The procedure for cashless exercise of Employee Stock Options, if required;

4.3	The Compensation Committee shall also:

i.	Frame suitable policies and systems to ensure that there is no violation of (a) Securities and Exchange Board of India (Prohibition of Insider Trading) Regulations, 2015 and (b) Securities and Exchange Board of India (Prohibition of Fraudulent and Unfair Trade Practices relating to the Securities Market) Regulations, 2003, by any Employee.

ii.	Approve forms, writings and/or agreements for use in pursuance of the ESOP 2005.

iii.	Frame any other byelaws, rules or procedures as it may deem fit for administering ESOP 2005.

5.	Eligibility and Applicability

5.1	Only Employees are eligible for being granted Employee Stock Options under ESOP 2005. The specific Employees to whom the Options would be granted and their Eligibility would be determined by the Compensation Committee.

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Explanation. - Where such employee is a director nominated by an institution as its representative on the board of directors of the company –

i.	The contract or agreement entered into between the institution nominating its employee as the director of a company, and the director so appointed shall, inter alia, specify the following:

a.	whether the grants by the company under its scheme(s) can be accepted by the said employee in his capacity as director of the company;

b.	that grant if made to the director, shall not be renounced in favour of the nominating institution; and

c.	the conditions subject to which fees, commissions, other incentives, etc. can be accepted by the director from the company.

ii.	The institution nominating its employee as a director of a company shall file a copy of the contract or agreement with the said company, which shall, in turn file the copy with all the stock exchanges on which its shares are listed.

iii.	The director so appointed shall furnish a copy of the contract or agreement at the first board meeting of the company attended by him after his nomination.

The appraisal process for determining the eligibility of the Employee will be specified by the Compensation Committee and will be based on criteria such as seniority of Employee, length of service, performance record, merit of the Employee, future contribution potential of the Employee and/or such other criteria as may be determined by the Compensation Committee at its sole discretion.

The Plan shall be applicable to the employees of the Company, subsidiary companies in India and abroad or its holding company and any successor company (ies) thereof.

6	Vesting

The Employee Stock Options granted under ESOP 2005 shall vest in a minimum period of 1 year and a maximum of 7 years from the date of grant of the option. The exact proportion in which the options would vest shall be determined by the Compensation Committee, subject to the minimum vesting period of one year from the date of grant of options.

The Compensation Committee, in its discretion, at the time of each Grant, may lay down certain performance metrics on the achievement of which the granted options would vest, the detailed terms and conditions relating to such performance based vesting, and the proportion in which options are granted under ESOP 2005 would vest (subject to the minimum and maximum vesting period as specified above).

The Options would vest only if the Option Grantee continues to be in employment of the Company on the date that they are due to vest. No options would vest in case the employee has resigned and in such case the last working day shall be considered to be the cut off date for vesting.

7	Exercise

7.1	The Exercise Price shall be the price payable by the employee for exercising the Options granted to him under the ESOP 2005 as may be decided by the Compensation Committee from time to time, such price being not less than the then existing Face Value of the share of the Company.

The vested options will be exercisable by the Employee by a written application to the Company to exercise the options on full payment of Exercise Price and in such manner and on execution of such documents, as may be prescribed by the Compensation Committee from time to time. The options will lapse if not exercised within the specified exercise period. Payment of the Exercise Price shall be made by a crossed cheque or a demand draft drawn in favour of the Company, or in such other manner as the Compensation Committee may decide.

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7.2	The exercise period would commence from the date of vesting and will expire on completion of not more than five (5) years from such date of vesting of options as may be decided by the Compensation Committee from time to time.

7.3	In the event of the death of an Employee while in employment with the Company, all the Vested and Unvested Options may be Exercised by the Option Grantee’s nominees or legal heirs immediately after, but in no event later than twelve months from the date of death.

7.4	In the event of separation of an Employee from the Company due to reasons of Permanent Incapacity while in employment, the Option Grantee may Exercise his Vested as well as Unvested Option immediately after Permanent Incapacity but in no event later than twelve months from the date of separation from employment.

7.5	In the event of separation from employment for reasons of normal retirement or a retirement specifically approved by the Company,

(i)	all Vested Options should be exercised by the Option Grantee immediately after, but in no event later than twelve months from the date of such Option Grantee’s retirement, and

(ii)	all Unvested Options will stand cancelled as on the date of such retirement, unless otherwise determined by the Compensation Committee whose determination will be final and binding.

7.6	In the event of separation due to resignation prior to retirement or due to termination of services for reasons other than mentioned in clause 7.7 & 7.8 below, all Unvested Options on the last working day or date of termination, as the case may be, shall stand cancelled with effect from that date. However, all Vested Options as on that date shall be exercisable by the employee immediately but not later than seven (7) months from the last working day or date of termination as the case may be.

7.7	In the event of abandonment of employment by an Option Grantee without the Company’s consent, all Employee Stock Options granted to such employee, including the Vested Options, which were not exercised at the time of abandonment of employment, shall stand cancelled. The Compensation Committee, at its sole discretion shall decide the date of cancellation of such options and such decision shall be binding on all concerned.

7.8	In the event of termination of the employment of an Option Grantee for misconduct or due to breach of policies or the terms of employment of the Company, all Employee Stock Options granted to such employee, including the Vested Options which were not exercised at the time of such termination shall stand cancelled with effect from the date of such termination.

7.8A	In the event the Option Grantee is transferred or deputed to a associate company prior to Vesting or Exercise, the Vesting and Exercise as per the terms of Grant shall continue in case of such transferred or deputed Option Grantee even after the transfer or deputation.

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7.9	In the event of separation of an option grantee from the employment due reasons other than those mentioned in clauses 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 or 7.8A all Unvested Options on the date of separation shall stand cancelled with effect from that date. However, all Vested Options as on that date shall be exercisable by the employee immediately but not later than seven (7) months from the date of separation.

8.	Other Terms and Conditions

8.1	The Employee shall not have a right to receive any dividend or to vote or in any manner enjoy the rights and benefits of a shareholder (including rights to receive bonus or rights shares) in respect of Employee Stock Options granted, until Shares underlying such Employee Stock Options are issued on Exercise of such Employee Stock Option.

8.2	Employee Stock Option shall not be transferable to any person except in the event of death of the Option Grantee, in which case clause 7.3 would apply.

8.3	No person other than the Employee to whom the Employee Stock Option is granted shall be entitled to Exercise the Employee Stock Option except in the event of death of the Option Grantee, in which case clause 7.3 would apply.

8.4	The Employee Stock Option shall not be pledged, hypothecated, mortgaged or otherwise alienated in any other manner by the Option Grantee.

9.	Accounting policies

Any company implementing any of the share based schemes shall follow the requirements of the 'Guidance Note on Accounting for employee share-based Payments' (Guidance Note) or Accounting Standards as may be prescribed by the Institute of Chartered Accountants of India (ICAI) from time to time, including the disclosure requirements prescribed therein.

Where the existing Guidance Note or Accounting Standard do not prescribe accounting treatment or disclosure requirements for any of the schemes covered under these regulations then the company shall comply with the relevant Accounting Standard as may be prescribed by the ICAI from time to time.

10.	Deduction of Tax

All taxes / levies in respect of the Plan will be to the Employee(s) account.

The Company shall have the right to deduct from the Employee’s compensation and /or any other dues payable, any of the Employee’s tax obligations arising in connection with the Employee Stock Option or the Shares acquired upon the Exercise thereof. The Company shall have no obligation to deliver Shares or to release Shares from an escrow established, if any, in pursuance of the Agreement until the Company’s tax deduction obligations, if any have been satisfied by the Option Grantee.

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The Employees to whom this Plan will be applicable will authorize Coforge Limited (Erstwhile NIIT Technologies Limited) and/or its Holding /Subsidiary company(ies):

i.	To withhold monies from salary and/or any other dues payable to such Employee(s) or former Employee(s) to meet tax and social security withholding obligations and/or

ii.	To recover directly from the Employee(s) or former Employee(s) the monies required to meet such obligations and/or

iii.	To dispose off all or a part of the shares due to be issued or transferred to such Employee(s) or former Employee(s) on the exercise of an Option for the purpose of raising monies to meet such obligations.

11.	Authority to vary terms

The Board / Compensation Committee may, if it deems necessary, vary the terms of ESOP 2005, subject to the SEBI Guidelines and other Applicable Laws

12.	Miscellaneous

12.1 Government Regulations

This ESOP 2005 shall be subject to all Applicable Laws, and approvals from regulatory authorities. The Grant of options and the issuance of shares under this ESOP 2005 shall also be subject to the Company requiring Employees to comply with all Applicable Laws.

12.2 Inability to obtain authority

The inability of the Company to obtain authority from any regulatory body having jurisdiction, or under any Applicable Laws for the issuance and sale of any Shares hereunder shall relieve and wholly discharge the Company of any and all liability in respect of the failure to issue or sell such Shares.

12.3 The grant of an Employee Stock Option does not form part of the Option Grantee’s entitlement to Compensation or benefits pursuant to his contract of employment nor does the existence of a contract of employment between any person of the Company, give such person any right entitlement or expectation to have an Employee Stock Option granted to him in respect of any number of shares or any expectation that an Employee Stock Option might be granted to him whether subject to any condition or at all.

12.4 Neither the existence of this Plan nor the fact that an individual has on any occasion been granted an Employee Stock Option shall give such individual any right, entitlement or expectation that he has or will in future have any such right, entitlement or expectation to participate in this Plan or any other employee stock option scheme that may be formulated by the Company, by being granted an Employee Stock Option on any other occasion.

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12.5 The rights granted to an Option Grantee upon the grant of an Employee Stock Option shall not afford the Option Grantee any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Company for any reason whatsoever (whether or not such termination is ultimately held to be wrongful or unfair).

12.6 The Option Grantee shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Employee Stock Option in whole or in part in consequence of the loss or termination of his office or employment with the Company for any reason whatsoever (whether or not such termination is ultimately held to be wrongful or unfair).

12.7 The Employee to whom the Plan will be applicable will also be bound by a code of conduct to regulate, monitor and report trading by Designated Persons, to be followed in respect of any Grant and related transactions under the Plan. Any willful violation of the said code of conduct on the part of the Employee will result in the withdrawal/annulment of the relevant and/or all related transactions under the Plan.

12.8 Consequence of failure to exercise option:

The amount payable by the employee, if any, at the time of grant of option

(a)	may be forfeited by the company if the option is not exercised by the employee within the exercise period; or

(b)	may be refunded to the employee if the options are not vested due to non-fulfilment of conditions relating to vesting of option as per the ESOS

13.	Notices

All notices of communication required to be given by the Company to an Option Grantee by virtue of this ESOP 2005 shall be in writing and shall be sent to the address of the Option Grantee available in the records of the Company and any communication to be given by an Option Grantee to the Company in respect of ESOP 2005 shall be sent to the address mentioned below:

The Administrator - ESOP 2005

Secretarial Department

8 Balaji Estate, Guru Ravidas Marg,

New Delhi 110 019

Email: coforgeesop2005help@coforgetech.com

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14.	Governing Law and Jurisdiction

14.1	The terms and conditions of the ESOP 2005 shall be governed by and construed in accordance with the laws of India.

14.2	The Courts of New Delhi, India shall have jurisdiction in respect of any and all matters, disputes or differences arising in relation to or out of this ESOP 2005.

14.3	Nothing in this Clause will however limit the right of the Company to bring proceedings against any Employee in connection with this ESOP 2005:

(i)	In any other court of competent jurisdiction; or

(ii)	Concurrently in more than one jurisdiction.

15.	Income Tax Rules

The applicable Income Tax Laws and Rules as in force in each country will be applicable.

ADDENDUM #1 TO ESOP2005

Modification of terms of Exercise under clause 7 of ESOP2005, when options are granted at a price lower than FMV to Option grantees based in USA

When options under this Plan are granted to Option grantees in USA, the following terms of Exercise will replace the existing clause 7 (Exercise) in ESOP2005, in order to comply with the provisions of Section 409A of the Internal Revenue Code of USA.

EXERCISE

7.1	The Exercise Price shall be the price payable by the employee for exercising the Options granted to him under the ESOP 2005 as may be decided by the Nomination & Remuneration Committee (NRC) from time to time, such price being not less than the then existing Face Value of the share of the Company. The vested options will be exercisable by the Employee by a written application to the Company to exercise the options on full payment of Exercise Price and in such manner and on execution of such documents, as may be prescribed by the NRC from time to time. The options will lapse if not exercised within the specified exercise period as stated in the Grant Letter or amendments thereof. Payment of the Exercise Price shall be made by a crossed cheque or a demand draft drawn in favour of the Company, or in such other manner as the NRC may decide.

7.2	When options are vested, those must be exercised during a fixed exercise period in the same calendar year in which the options vest - with such fixed exercise period being that portion of the calendar year of the vesting that occurs subsequent to the date of vesting. Thereafter, all the unexercised options shall be cancelled and forfeited.

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7.3	In the event of the death of an Employee while in employment with the Company, all unvested options shall get vested on the date of death. All the outstanding vested options on that date – including the ones that got vested on that date – shall be exercisable by his/her nominee (whose name is registered in the company records), in the same Calendar year in which the death occurred and thereafter, to the extent not exercised, shall be cancelled and forfeited.

7.4	In the event of separation of an Employee from the Company due to reasons of disability as defined under Section 409A, while in employment, all unvested options shall get vested on the date of commencement of this event. All the outstanding vested options on that date – including the ones that got vested on that date – shall be exercisable in the same Calendar year in which the disability was determined and thereafter, to the extent not exercised, shall be cancelled and forfeited.

7.5	In all other events of separation from employment as defined in Section 409A, for reasons other than mentioned in clause 7.6 & 7.7 below, all outstanding vested options may be exercised within the same calendar year in which the options were vested. All unexercised vested options and all unvested options at the close of the last day of that calendar year shall stand cancelled and forfeited. If the employee is a “specified employee” under Section 409A at the time of separation, it would result in a 6-month wait for exercising those options when the triggering event is a separation from service.

7.6	In the event of abandonment of employment by an Option Grantee without the Company’s consent, all Employee Stock Options granted to such employee, including the Vested Options, which were not exercised at the time of abandonment of employment, shall stand cancelled and forfeited. The NRC, at its sole discretion shall decide the date of cancellation of such options and such decision shall be binding on all concerned.

7.7	In the event of termination of the employment of an Option Grantee for misconduct or due to breach of policies or the terms of employment of the Company, all Employee Stock Options granted to such employee, including the Vested Options which were not exercised at the time of such termination shall stand cancelled and forfeited with effect from the date of such termination.

The option grantee will be well advised to seek advice/ consult his/ her personal tax advisor to determine the tax to be deposited in the tax filings.

ADDENDUM #2 TO ESOP2005

Applicability of Addendum #1 modified as follows:

“The Addendum #1 shall be applicable to the modification of terms of Exercise under clause 7 of ESOP2005, when options are granted at a price lower than FMV to ‘Option grantees that are subject to the provisions of the U.S. Internal Revenue Code’ instead of ‘Option grantees based in USA’.”

Page 16 of 16	ESOP 2005 Document Date: August 2005 Updated as on February 20, 2020